Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Standard Dental Labs Inc., (f/k/a Costas, Inc).

We consent to the use in the offering circular of Standard Dental Labs Inc., a Nevada corporation f/k/a Costas, Inc. constituting a part of this offering statement on Form 1-A, as it may be amended, of our independent Auditors Report dated May 14, 2025, of the balance sheet and the related statements of operations, stockholders’ equity, and cashflows for the years ended December 31, 2024, 2023 and 2022.

/S/ Lateef Awojobi

LAO PROFESSIONALS

PCAOB No: 7057

[Lagos, Nigeria]

May 15, 2025